EXHIBIT 24

POWER OF ATTORNEY

Each director and officer of Delta Air Lines, Inc. (“Delta”) whose signature appears below hereby constitutes and appoints Edward H. Bastian and Leslie P. Klemperer, and each of them separately, as his/her true and lawful attorneys-in-fact and agents, with full power of substitution, for him/her and in his/her name, in any and all capacities, to sign on his/her behalf (1) one or more amendments to registration statements to be filed by Delta for the deregistration under the Securities Act of 1933, as amended, of shares of Common Stock, par value $0.01 per share, of Delta in connection with the Comair Savings and Investment Plan, and (2) any other document or instrument deemed necessary or appropriate by any of them in connection with such amendment for deregistration; and to file any such amendment, or other document or instrument with the Securities and Exchange Commission or other appropriate agency pursuant to applicable federal and state securities laws and regulations.

IN WITNESS WHEREOF, each of the undersigned has hereunto set his or her name as of the date set forth next to his or her name.

/s/ Gerald Grinstein Gerald Grinstein, Director and Chief Executive Officer	Date: 10/16/2006	/s/ A.E. Johnson Arthur E. Johnson, Director	Date: 10/10/06

/s/ Edward H. Budd Edward H. Budd, Director	Date: 10/10/06	/s/ Karl J. Krapek Karl J. Krapek, Director	Date: 10/11/06

Domenico De Sole, Director	Date:	/s/ Paula Rosput Reynolds Paula Rosput Reynolds, Director	Date: 10/10/06

/s/ David R. Goode David R. Goode, Director	Date: 10/12/06	/s/ John F. Smith, Jr. John F. Smith, Jr. Chairman of the Board	Date: 10/11/06

Patricia L. Higgins, Director	Date:	Kenneth B. Woodrow, Director	Date: